EXHIBIT 10.9

SUMMARY OF COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

Coleman Orr serves as the President of our Care Entrée division.  Mr. Orr receives a base salary of $120,000 per year.  We will consider the development of a commission plan for Mr. Orr such that he would receive additional compensation of cash and securities for actual improvements to certain operating metrics.

Eliseo Ruiz III serves as our Vice President, General Counsel, and Secretary.  Mr. Ruiz receives a base salary of $150,000 per year and is eligible for participation in our management incentive plan.  He has received options to purchase 100,000 shares of our Common Stock.  Those options become exercisable in increments of 25,000 shares.  The first increment became exercisable in December 2004.  The remaining increments become exercisable in December 2005, 2006, and 2007.

Both Mr. Orr and Mr. Ruiz are eligible for all benefits that we offer to our employees, including: participation in our 401K plan, health coverage, a health reimbursement account, participation in our tax-favored flexible spending accounts, and membership in our Care Entrée program.